Exhibit 99.1

Inventure Foods Reports Second Quarter 2011 Results

Net Revenues up 24.9%; $0.05 EPS

PHOENIX — July 28, 2011 — Inventure Foods, Inc. (Nasdaq: SNAK), a leading specialty food maker and marketer, today reported financial results for the second quarter ending June 25, 2011, highlighted by net revenue growth of 24.9% and second quarter earnings of $0.05 per fully diluted share.

Second Quarter 2011 Financial Results

Inventure generated record net revenues of $43.6 million for the second quarter, an increase of 24.9%, or $8.7 million, versus the prior-year second quarter.  Snack division net revenues posted an 8.1% increase over the same quarter a year ago, to $24.9 million, which was led by a 23.9% increase in net revenues for Boulder Canyon Natural Foods™ products.  The T.G.I. Friday’s® product line also experienced its third consecutive quarter of growth, increasing 17.0% from the prior year, which was partially offset by declines in BURGER KING™ and other smaller brands.  Other key growth drivers for the division included a 48.2% increase in net revenues for Private Label products.

Rader division net revenues, which include Jamba® All-Natural Smoothies, totaled $18.7 million for the quarter, up 57.7% over the same period last year.  Excluding Jamba®, Rader division net revenues increased 11.1% for the quarter.  Jamba® net revenue for the quarter totaled $6.3 million ($7.9 million gross), which was in line with the Company’s expectations.

Consolidated net income for the quarter totaled $0.9 million, or $0.05 per fully diluted share, compared to $1.4 million, or $0.07 per fully diluted share, in the second quarter of 2010.

Consolidated EBITDA for the quarter was $2.7 million, or 6.1% of net revenue, a decrease of 20.2% compared to the second quarter of last year.  A table reconciling EBITDA to net income is presented at the end of the consolidated financial statements included in this release.

Other second quarter financial highlights include:

•                  Gross profit of $8.1 million, or 18.6% of net revenues, was up 2.0% in dollars and down 420 basis points compared to last year.  Gross profit dollars and margin were affected by a 59.2% or $2.0 million increase mainly related to a combination of slotting fees, trade advertising and coupon expenses for the Jamba® and Boulder Canyon™ brands. The gross profit decrease as a percentage of net revenues was also negatively impacted by the higher cost of berries relative to the prior year, which benefited from a bumper 2009 berry harvest.

•                  Selling, General and Administrative (SG&A) expenses totaled $6.5 million for the quarter, or 15.0% of net revenues, an increase of $1.0 million and down 80 basis points compared to last year. This increase was also attributable to investments in both the Boulder Canyon™ and Jamba® brands.

First Half 2011 Net Revenue, EPS and EBITDA

Through the first six months of 2011, Inventure reported net revenues of $80.3 million compared to $66.3 million for the first six months of 2010, a 21.0% increase.  Fully diluted earnings per share for the first half of 2011 were $0.12, versus $0.14 during the same period in 2010, a decrease of 14.3%.  EBITDA for the first half of 2011 totaled $6.2 million, a decrease of 5.8% versus last year.

Management Commentary and Future Outlook

“Our second quarter 2011 results were consistent with our expectations, and are highly reflective of the strong commitment and support we continue to provide our brands,” said Terry McDaniel, Chief Executive Officer of Inventure Foods. “We successfully executed on each of our growth initiatives for Boulder Canyon™, Jamba®, and T.G.I. Friday’s®.  We are very pleased with the progress and results of our nationwide Jamba® At-Home Smoothie rollout, with gross revenues totaling $7.9 million for the quarter and $10.4 million year-to-date. We are committed to leveraging our sales momentum with continued targeted spending in critical slotting, demonstrations and other promotional efforts as we continue to secure new distribution across the United States and Canada.  The second quarter results also included a national Jamba coupon event at a major warehouse retailer, which resulted in incremental revenues of approximately $3 million, while giving the brand national exposure and trial.

“We continue to deliver net revenue growth in both our Snack and Rader divisions.  Our Healthy/Natural portfolio continues to grow, and now represents 55% of total net revenue, a full seven percentage points higher than this time last year.  We continue to drive successful trade and marketing programs that promote growth.  As we said during our first quarter call, we are investing heavily in the Jamba rollout at the expense of short-term earnings growth.  We will execute additional promotional investments in the back half of the year as we continue to bring on new customers. In the Snack division, our T.G.I. Friday’s® brand enjoyed an increase of 17.0% in net revenues, marking a third consecutive quarter of growth.  Our Boulder Canyon™ brand continued to grow with a 23.9% increase for the quarter.  In the Rader division, we continued to grow the top line, driven by growth in the Jamba® brand.

McDaniel continued, “As we grow our existing brands and businesses, we also continue to bring new and innovative products to market, further augmenting our portfolio of brands.  Our Intensely Different™ portfolio of food products expanded during the first half of 2011 as we added a new Boulder Canyon™ product, Garden Select Vegetable Crisps, and a new Jamba® At-Home Smoothie flavor, Caribbean Passion. For the back half of the year, our product pipeline includes an innovative T.G.I. Friday’s® item as well as other new and exciting products.

“In summary, we have been able to successfully execute our strategic plans during the first half of the year and are well positioned to leverage the ongoing investments in our brands, products, and people as we move forward into the second half of the year.”

Conference Call

Inventure Foods’ executive management team will host a conference call today at 11 a.m. ET to discuss the Company’s second quarter 2011 results and comment on its future outlook. To participate in the conference call, please call (877) 853-7702 toll-free, or (408) 940-3848 for international callers. A live webcast of the call will also be available at www.inventurefoods.com and will be archived for one year following today’s event.

About Inventure Foods, Inc.

With manufacturing facilities in Arizona, Indiana and Washington, Inventure Foods, Inc. (Nasdaq: SNAK) is a manufacturer and marketer of Intensely Different™ food brands under a variety of owned or licensed brand names, including T.G.I. Friday’s®, Poore Brothers®, Bob’s Texas Style®, BURGER KING™, Boulder Canyon Natural Foods™, Tato Skins®, Rader Farms® and Jamba®. For further information about Inventure Foods, please visit www.inventurefoods.com.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, general economic conditions, increases in cost or availability of ingredients, packaging, energy and employees, price competition and industry consolidation, ability to execute strategic initiatives, product recalls or safety concerns, disruptions of supply chain or information technology systems, customer acceptance of new products and changes in consumer preferences, food industry and regulatory factors, interest rate risks, dependence upon major customers, dependence upon existing and future license agreements, the possibility that we will need additional financing due to future operating losses or in order to implement the Company’s business strategy, acquisition-related risks, the volatility of the market price of the Company’s common stock, and such other factors as are described in the Company’s filings with the Securities and Exchange Commission.

Contact:

Inventure Foods, Inc.

Steve Weinberger, Chief Financial Officer

(623) 932-6200

INVENTURE FOODS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended		Six Months Ended
	June 25, 2011	June 26, 2010	June 25, 2011	June 26, 2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net revenues	$43,609,336	$34,912,985	$80,250,018	$66,309,174
Cost of revenues	35,511,783	26,972,353	64,221,969	51,522,670
Gross profit	8,097,553	7,940,632	16,028,049	14,786,504
Selling, general & administrative expenses	6,544,826	5,524,297	12,054,085	10,084,261
Operating income	1,552,727	2,416,335	3,973,964	4,702,243
Interest expense, net	199,021	181,479	417,731	397,862
Income before income taxes	1,353,706	2,234,856	3,556,233	4,304,381
Income tax provision	493,822	859,203	1,290,167	1,682,331
Net income	$859,884	$1,375,653	$2,266,066	$2,622,050

Earnings per common share:
Basic	$0.05	$0.08	$0.13	$0.15
Diluted	$0.05	$0.07	$0.12	$0.14
Weighted average number of common shares:
Basic	18,067,391	17,897,724	18,039,030	17,892,683
Diluted	18,719,203	18,516,077	18,692,532	18,471,104

INVENTURE FOODS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 25,	Dec 25,
	2011	2010
	(unaudited)	(unaudited)
Current assets:
Cash	$1,396,468	$980,547
Accounts receivable, net allowance	16,843,098	11,703,056
Inventories	25,255,892	21,814,930
Deferred income tax asset	549,100	621,801
Other current assets	689,958	1,295,837
Total current assets	44,734,516	36,416,171

Property and equipment, net	32,454,027	28,007,869
Goodwill	11,616,225	11,616,225
Trademarks and other intangibles, net	2,054,160	2,075,160
Other assets	742,539	705,442
Total assets	$91,601,467	$78,820,867

Current liabilities:
Accounts payable	$13,322,194	$7,707,475
Accrued liabilities	7,308,195	6,452,845
Current portion of long-term debt	1,721,646	1,692,193
Total current liabilities	22,352,035	15,852,513

Long-term debt, less current portion	10,756,277	11,567,800
Line of credit	13,163,156	9,096,892
Deferred income tax liability	3,335,036	3,337,290
Interest rate swaps	674,222	649,389
Other liabilities	660,908	527,325
Total liabilities	50,941,634	41,031,209
Shareholders’ equity:
Common stock	184,966	183,729
Additional paid-in capital	27,174,845	26,557,191
Accumulated other comprehensive loss	(321,684)	(306,902)
Retained earnings	14,092,901	11,826,835
	41,131,028	38,260,853

Less: treasury stock	(471,195)	(471,195)
Total shareholders’ equity	40,659,833	37,789,658
Total liabilities and shareholders’ equity	$91,601,467	$78,820,867

INVENTURE FOODS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

RECONCILIATION

(unaudited)

	Quarter Ended		Six Months Ended
	June 25, 2011	June 26, 2010	June 25, 2011	June 26, 2010

Reconciliation — EBITDA (1):
Reported net income	$859,884	$1,375,653	$2,266,066	$2,622,050
Add back: Interest, net	199,021	181,479	417,731	397,862
Add back: Income tax provision	493,822	859,203	1,290,167	1,682,331
Add back: Depreciation	1,110,087	923,298	2,184,203	1,839,497
Add back: Amortization of intangible assets	10,500	10,500	21,000	21,000
EBITDA	$2,673,314	$3,350,133	$6,179,167	$6,562,740

(1)   EBITDA is presented as a supplemental performance measure and is not intended as an alternative to net income or any other measure calculated in accordance with generally accepted accounting principles. Further, EBITDA may not be comparable to similarly titled measures used by other companies.